Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is dated as of July 31, 2008 (which date is only to be the reference date and not the “Effective Date” of this Agreement) by and between 7725 WASHINGTON AVENUE CORP., a Minnesota corporation Seller”) and RIMAGE CORPORATION, a Minnesota corporation (“Buyer”).

RECITALS:

A.        Seller owns certain real property, located at 7725 Washington Avenue South, in the City of Edina (the “City”), County of Hennepin, State of Minnesota that is legally described on the attached Exhibit A (the “Land”);

B.        A building comprising approximately 58,500 square feet is located on the Land (the “Building”);

C.        Buyer is the tenant of the Building pursuant to that certain Lease dated August 1, 2004 (the “Lease”); and

D.        Seller desires to sell, and Buyer desires to purchase, the Land, Building and certain other property, as more further described in Section 1 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the following terms and conditions, the parties agree as follows:

1.         Sale and Purchase.   Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, upon the terms and conditions set forth below, the following (collectively, the “Property”):

(a)       Real Property. Fee simple title to the Land together with (i) all buildings, parking facilities, fixtures and improvements constructed or located on the Land (the “Improvements”), (ii) all easements, air rights, and other rights benefiting or appurtenant to the Land, and (iii) Seller’s interest in all neighboring or contiguous alleys, streets, roads, utilities servicing, pertaining or relating to the Land (collectively, the “Real Property”);

(b)       Personal Property. All of Seller’s right, title and interest in any personal property situated in or about the Real Property and used in the maintenance or operation of the Real Property, including, without limitation, any and all appliances, furniture, furnishings, carpeting, draperies and curtains, equipment, tools, supplies, keys, access cards, security systems (hardware and software), fire protection systems (hardware and software), accounting programs and software (collectively the “Personal Property”);

(c)       Miscellaneous. All of Seller’s right, title and interest in the “Contracts” the “Permits,” the “Warranties,” the “Plans” and the “Records” (as each term is defined in Section 3(d) below) to the extent approved by Buyer and transferable by Seller.

2.         Purchase Price. The total purchase price to be paid by Buyer to Seller for the Property (the “Purchase Price”) shall be Three Million Eight Hundred Thousand Dollars ($3,800,000), which shall be payable as follows:

(a)       $50,000 earnest money deposited with Title Company as set forth below (the “Earnest Money”).

(b)       The balance of the Purchase Price (subject to prorations and adjustments as provided herein) shall be payable on the “Closing Date” (as defined in Section 5 below) in cash, certified or cashier’s check or by wire transfer.

The parties agree to deposit this executed Agreement in triplicate counterparts with First American Title Insurance Company (“Title Company”). Title Company shall act as escrow agent with respect to the Earnest Money deposit. All costs of Title Company, if any, with respect to the escrow shall be borne equally by Buyer and Seller; provided however, Title Company shall deposit the Earnest Money in an interest bearing account if Buyer so directs and if Buyer agrees to pay any fees in relation thereto and provides Title Company with completed IRS W-9 forms, all pursuant to the acknowledgment by Title Company attached hereto (the “Escrow Agreement”). Buyer and Seller agree to the terms, conditions and provisions of the Escrow Agreement, upon Title Company’s acceptance and execution thereof. The date that the counterpart original of this Agreement executed by both Buyer and Seller is delivered to Title Company and the Earnest Money is deposited with Title Company shall be the “Effective Date” and this Agreement shall not be binding until such Effective Date (i.e. the deposit of the Earnest Money is a condition precedent). Title Company shall fill in the Effective Date on the Escrow Agreement and deliver original counterparts of this Agreement to each of Buyer and Seller, together with a copy of the executed Escrow Agreement as soon as practicable after Title Company’s receipt of the Earnest Money. Buyer shall deposit the Earnest Money with Title Company on the date that it deposits its counterparts of this Agreement with Title Company. All Earnest Money payments shall be fully credited towards the Purchase Price at Closing, provided that this Agreement is not terminated pursuant to the provisions hereof.

3.	Inspections and Examinations. Buyer and Seller covenant and agree as follows:

(a)        Right of Entry. Seller hereby agrees that, in addition to Buyer’s rights as tenant pursuant to the Lease, Buyer may investigate and test the Property for the purpose of conducting due diligence as a Buyer of the Property. Buyer shall pay all costs and expenses of such investigation and testing and shall hold Seller and the Real Property harmless from all costs and liabilities relating to Buyer’s activities, provided, however, that costs and liability with respect to existing Hazardous Substances shall be governed by Section 7(i) of this Agreement. In the event this Agreement is terminated without Buyer’s purchase of the Property, Buyer shall further repair and restore any damage to the Real Property caused by or occurring during Buyer’s testing and return the Real Property to substantially the same condition as existed prior to such entry.

(b)       Phase I ESA. Within ten (10) days after the Effective Date, Seller shall, at its cost and expense, provide Buyer copies of any Phase I Environmental Site Assessments and/or Phase II Environmental Site Assessments concerning the Real Property that is in its possession (individually or collectively, the “Phase I ESA”).

(c)       Documents and Materials. Within ten (10) days after the Effective Date, to the extent in Seller’s possession or control, and to the extent not already delivered to Buyer, Seller shall deliver to Buyer true and correct copies of all “Contracts,” “Permits,” “Warranties,” “Plans” and “Records,” with any amendments thereto (collectively, with the Phase I ESA the “Seller Deliveries”), for Buyer’s examination and analysis. If Buyer requests, Buyer shall have the right to examine the books and records regarding the Property at Seller’s and/or Seller’s property manager’s offices. At Seller’s option, a representative of Seller may accompany Buyer at all times that Buyer is examining such books and records at Seller’s and/or Seller’s property manager’s offices, provided that Seller shall not delay or disrupt Buyer’s examination of such books and records. “Contracts” means the service and maintenance contracts, equipment leases, and other contracts regarding the Real Property and the Personal Property. “Permits” means any approvals, permits and licenses benefiting the Real Property. “Warranties” means all warranties and guaranties given to, assigned to, or benefiting Seller or the Real Property or the Personal Property regarding the acquisition, construction, design, use, operation, management, or maintenance of the Real Property and/or the Personal Property. “Plans” means all originals and copies of all blueprints, surveys, plans and specifications regarding the Real Property and/or the Personal Property in the possession of or available to Seller. “Records” means all records and reports of Seller regarding the Real Property and/or the Personal Property, including all reports, site plans, surveys, tests and inspections regarding any part of the Property (such as, but not limited to, engineer’s reports, environmental assessments, soil tests, and water tests), records regarding real estate taxes and assessments, insurance claims, insurance notices, maintenance, repairs, capital improvements, operating statements, financial statements, books, records, expense and revenue budgets, leasing, management, governmental notices and services, and CAD files (but excluding income tax returns).

(d)       Confidentiality. Buyer agrees that prior to Closing, the information provided to it in the Seller Deliveries shall be strictly confidential, except to the extent such information is public or otherwise available to third-parties. Buyer shall have the right to disclose all or any of such information to Buyer’s legal counsel, lender (or proposed lender), equity investors (or proposed equity investors) and any professional counselors or consultants used to assist Buyer in this transaction.

4.         Conditions. The obligations of Buyer under this Agreement are conditioned upon satisfaction or waiver by Buyer of each of the following by the respective dates indicated:

(a)       Representations and Warranties. The representations and warranties of Seller contained in this Agreement are true, and Seller shall have delivered to Buyer at Closing a certificate dated as of the Closing Date, signed by an authorized representative of Seller, certifying that such representations and warranties are true as of the Closing Date (the “Bring-down Certificate”);

(b)       Title. Title shall have been found acceptable by Buyer, or been made acceptable, in accordance with the requirements and terms of Section 9 below; and at Closing, a title insurance policy (the “Title Policy”) shall be issued by Title Company pursuant to the Title Commitment (as defined below) or a suitably marked-up Title Commitment shall be issued to Buyer at Closing;

(c)       Performance of Seller’s Obligations. Seller shall have performed all of the obligations required to be performed by Seller under this Agreement, by the dates set forth herein.

(d)       Testing. Buyer shall have determined in Buyer’s sole discretion, within sixty (60) days after the Effective Date (the “Contingency Date”), that it is satisfied with the results of and matters disclosed by soil tests, engineering inspections, feasibility tests and studies, hazardous waste and environmental reviews, code and other legal compliance analyses and other tests and inspections, evaluations, assessments, surveys and reviews of the Property, any or all of which shall be obtained at Buyer’s sole cost and expense, unless otherwise provided herein.

(e)       Document Review. Buyer shall have determined in Buyer’s sole discretion by the Contingency Date that it is satisfied with its examination and analysis of the Seller Deliveries and any other books and records pertaining to the Property.

Buyer may, at its option by notice to Seller, postpone the Contingency Date for up to fifteen (15) days after receipt of any documents, data or other matters that Seller is required to furnish to Buyer hereunder if Buyer has not received such documents, data or other matters fifteen (15) or more days prior to the Contingency Date. If the Contingency Date is extended to a date that is later than the Closing Date set forth hereinbelow, then the Closing Date shall be automatically extended to the date that is five (5) business days after the expiration of the extended Contingency Date or as otherwise mutually agreed by Buyer and Seller.

If any condition set forth in this Section 4 has not been satisfied or waived by Buyer before its respective date (i.e., the Contingency Date or the Closing Date, as applicable), then Buyer may terminate this Agreement at any time on or before its respective date by delivery of written notice to Seller and to Title Company. Upon receipt of such notice from Buyer, Title Company shall promptly return to Buyer the Earnest Money and any interest accrued thereon. Upon such return, neither Seller nor Buyer shall have any further rights or obligations under this Agreement, except for the covenants made in Section 3(a), which shall survive termination of this Agreement, whether such termination is effected by Seller or Buyer (the “Surviving Covenants”). Seller and Buyer specifically state and acknowledge that all of the conditions set forth in this Agreement are for the sole and exclusive benefit of Buyer, and Buyer shall have the unilateral right to waive any condition by notice to Seller.

With respect to each condition set forth above, If Buyer fails to terminate this Agreement on the date as set forth with respect to said condition, time being of the essence, then, upon the expiration of such date, said condition to Buyer’s performance hereunder shall conclusively be deemed satisfied or waived by Buyer.

5.         Closing. The closing of the purchase and sale contemplated by this Agreement (the “Closing”) shall occur on that date which is ninety (90) days following the Effective Date (the “Closing Date”). Buyer shall have the right at any time to accelerate the Closing Date, upon five (5) business days notice to Seller, to a date specified in such notice. The Closing shall take place at 10:00 a.m. local time at the office of Buyer’s counsel or at such other place as may be acceptable to Seller and Buyer. Seller shall deliver possession of the Property to Buyer on the Closing Date, together with all access cards, keys to locks and doors in or on the Real Property and the Personal Property that are in Seller’s possession.

(a)       Seller’s Closing Documents. On the Closing Date, Seller shall execute and/or deliver to Buyer the following in form and content satisfactory to Buyer (collectively, the “Seller’s Closing Documents”):

(i)

Deed. A Warranty Deed (“Deed”) conveying fee simple title to the Real Property to Buyer, free and clear of all encumbrances, except the “Permitted Encumbrances” (as defined in Section 9 below) on a Minnesota Uniform Conveyancing blank form;

(ii)	Bill of Sale. A Warranty Bill of Sale conveying the Tangible Personal Property to Buyer, free and clear of all encumbrances;

(iii)	Lease Termination. A Termination of Lease regarding the Lease (“Lease Termination”);

(iv)

Assignment of Intangible and Other Personal Property. An Assignment in the form of Exhibit B conveying Seller’s interest in the Contracts, Permits, Warranties, Plans, Records and Intangible Personal Property to Buyer (the “Assignment of Intangible Property”) with warranties, free and clear of all encumbrances, together with the written consent of any parties required to consent to such assignment;

(v)	Bring-down Certificate. The Bring-down Certificate as required pursuant to Section 4(a) above;

(vi)

Seller’s Affidavit. An Affidavit by Seller indicating that on the Closing Date there are no outstanding, unsatisfied judgments, tax liens, or bankruptcies against or involving Seller or the Real Property; that there has been no skill, labor, or material furnished to the Real Property for which payment has not been made or for which mechanics’ liens could be filed; and that there are no unrecorded interests in the Real Property (other than the Lease), together with whatever standard owner’s affidavit and/or indemnity as may be required by Title Company to issue the Title Policy in the form required by Section 9 hereof;

(vii)	Original Documents. Originals of the Contracts, and, to the extent in Seller’s possession or control, originals of the Permits, the Warranties, the Plans, and the Records;

(viii)	FIRPTA Affidavit. A non-foreign affidavit, properly executed and in recordable form, containing such information as is required by Internal Revenue Code Section 1445(b)(2) and its regulations;

(ix)	IRS Reporting Form. The appropriate federal income tax reporting form, if any is required;

(x)

Resolutions. Resolutions and other certificates and documents reasonably necessary for Buyer and Title Company to confirm the good standing, power and authority of Seller to enter into this Agreement, perform the obligations of Seller under this Agreement, and to execute, deliver and perform (to the extent applicable) the Seller’s Closing Documents, certified by the Secretary of Seller or other appropriate officer of Seller;

(xi)	Settlement Statement. A Closing settlement statement reflecting the financial provisions of the Closing, consistent with the provisions of this Agreement; and

(xii)	Other Documents. All other documents reasonably determined by Title Company to be necessary to transfer the Property to Buyer free and clear of all encumbrances, except the Permitted Encumbrances.

(b)       Buyer’s Closing Documents. On the Closing Date, Buyer will execute and/or deliver to Seller the following (collectively, “Buyer’s Closing Documents”):

(xiii)	Purchase Price. The cash payment toward the Purchase Price to be paid as required by Section 2(b) hereof;

(xiv)	Lease Termination. The Lease Termination;

(xv)	Assignment of Intangible Property. The Assignment of Intangible Property;

(xvi)

Title Documents. Such affidavits of Buyer or other documents as may be reasonably required by the Company to record the Seller’s Closing Documents and issue the Title Policy required by Section 9 of this Agreement; and

(xvii)	Settlement Statement. A Closing settlement statement reflecting the financial provisions of the Closing, consistent with the provisions of this Agreement.

6.         Prorations. Seller and Buyer shall make the following prorations and allocations of taxes, assessments, rents, costs, and other expenses at Closing:

(a)       Title Insurance and Closing Fee. Seller shall pay all costs of the Title Commitment (as defined in Section 9(a)). Seller and Buyer will each pay one-half of any reasonable and customary closing fee or charge imposed by Title Company or its designated closing agent. Buyer shall pay the premium costs for the title policy which it desires and the title policy of its lender, if any.

(b)       Transfer Tax. Seller shall pay all state deed or other governmental transfer taxes due upon the delivery of the Warranty Deed and other transfer documents to be delivered by Seller under this Agreement. Buyer shall pay all mortgage registration taxes due and payable with regard to any mortgage to be recorded in favor of Buyer’s lender.

(c)        Real Estate Taxes and Special Assessments. Pursuant to the Lease, Buyer has been making regular payments to Seller for real estate taxes on the Real Property (“Taxes”) and Seller has made payment of Taxes to the taxing authority. At Closing, Seller shall return to Buyer (by credit of the Purchase Price or direct payment), all amounts prepaid by Buyer to Seller for Taxes, which amounts have not been paid to the taxing authority. Buyer shall be responsible for payment of all Taxes payable in the calendar year of Closing and all subsequent years. Buyer shall assume all special assessments, area charges, lateral charges, and similar impositions, if any (collectively, “Assessments”) levied, “pending,” or constituting a lien against the Real Property as of the Closing Date, including without limitation any installments of Assessments, including interest, payable in the calendar year of the Closing.

(d)        Recording Costs. Seller shall pay the cost of recording all documents necessary to place record title in Seller in the condition warranted by Seller in this Agreement. Buyer will pay the cost of recording the Deed and all other documents.

(e)        Rents. Seller shall credit to Buyer on the Closing Date, any rent paid by Buyer for the period from and after the Closing Date.

(f)        Insurance. Pursuant to the Lease, Buyer has been making regular payments to Seller for insurance premiums due and payable for the Property (“Insurance”) and Seller has made payment of all amounts for Insurance to the insurer. At Closing, Seller shall return to Buyer (by credit of the Purchase Price or direct payment), all amounts prepaid by Buyer to Seller for Insurance, which amounts have not been paid to the insurer.

(g)       Other Costs. If and to the extent not otherwise accounted for above in this Section, Seller and Buyer shall prorate all other operating costs of the Property as of the Closing Date.

(h)       Proration Method. Unless otherwise stated herein, Buyer’s and Seller’s respective proration obligations shall be determined as follows: (i) Seller pays that part of expenses that have accrued before the Closing Date, (ii) Buyer pays that part of expenses that accrue on or after the Closing Date, (iii) Seller is entitled to that part of Rents and other income that has accrued before the Closing Date, and (iv) Buyer is entitled to that part of Rents and other income that accrues on or after the Closing Date.

(i)        Unknown Amounts. Any expense amount that cannot be ascertained with certainty (i.e., under the accounting required above) as of the Closing Date shall be prorated on the basis of the parties’ reasonable estimate of such amount, and shall be subject to final proration within 30 days after the Closing, or as soon thereafter as the precise amount can be ascertained, which shall in no event be later than 30 days after the end of the calendar year following the Closing Date. Once all income and expense amounts have been ascertained, Buyer and Seller shall prepare, sign and deliver a final proration statement, and Buyer shall pay Seller, or Seller shall pay Buyer, as applicable, the amount of any adjustment required under the final proration statement.

(j)        Utilities. Buyer is responsible for all utility payments pursuant to the Lease and will remain so responsible following the Closing. Accordingly, no proration of utility charges is required pursuant to this Agreement.

(k)       Attorneys’ Fees. Each of Seller and Buyer shall pay its own attorneys’ fees in connection with the preparation and negotiation of this Agreement and the Closing, except that a party defaulting under this Agreement or any of its respective Closing Documents shall pay the reasonable attorneys’ fees and court costs incurred by the non-defaulting party to enforce its rights regarding such default.

7.         Representations, Warranties and Indemnity by Seller. Seller represents and warrants to Buyer as follows:

(a)        Organization; Authority. Seller is duly organized and is in good standing under the laws of the State of Minnesota; Seller is duly qualified to transact business in the State of Minnesota; Seller has the requisite power and authority to execute and perform this Agreement and those Seller’s Closing Documents to be signed by it; such documents have been duly authorized by all necessary action on the part of Seller and at the Closing will be executed and delivered; such execution, delivery, and performance by Seller of such documents do not conflict with or result in a violation of Seller’s organizational documents, any judgment, order, or decree of any court or arbiter to which Seller is a party, or any agreement by which Seller is bound; and such documents are and shall be valid and binding obligations of Seller, enforceable in accordance with their terms.

(b)       Title to Real Property. Seller owns the Real Property, free and clear of all encumbrances except the Permitted Encumbrances identified in Section 9(b) below.

(c)       Title to Personal Property. Seller owns the Personal Property, free and clear of all encumbrances.

(d)       Contracts. The Contracts are in full force and neither Seller nor, to the best knowledge of Seller, any other party to the Contracts is in default under the Contracts. All other contracts in effect regarding the Property may be terminated by Seller at its sole option on or before the Closing Date and Seller shall do so.

(e)       Assessments. Seller has received no notice of, nor is Seller aware of, any actual or threatened special assessments or reassessments of the Real Property.

(f)        Environmental Laws. To Seller’s knowledge, the documents listed on Exhibit C attached hereto (the “Environmental Reports”) include all reports, studies and assessments commissioned by Seller or now or ever in the possession of Seller or Seller’s agents relating to toxic or hazardous substances or wastes, pollutants, or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil, and various constituents of such products, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. §§ 9601-9657, as amended) (collectively “Hazardous Substances”) at the Property. Other than as disclosed in the Environmental Reports (i) Seller has not caused any Hazardous Substances to be generated, used, treated, stored or released on, under or about the Property and (ii) Seller has no knowledge of the presence of Hazardous Substances on under or about the Property. Seller will include the Environmental Reports as part of the Records to be delivered to Buyer pursuant to Section 3(c) of this Agreement.

To the best of Seller’s knowledge, no above-ground or underground tanks are located in or about the Real Property or have been located under, in, or about the Real Property and have subsequently been removed or filled.

This Section 7(f) is subject to the limitation of Seller’s knowledge during Buyer’s occupancy of the Property during the Term of the Lease and any prior leases pursuant to which Buyer was a tenant of the Property, commencing on or about August, 1992 (“Buyer’s Occupancy”). The parties agree that Buyer is and shall remain responsible for Hazardous Substances arising in, on or from the Property by reason of Buyer’s actions or failures to act during Buyer’s Occupancy (“Buyer’s Environmental Responsibility”) and Seller shall be responsible for Hazardous Substances arising in, on or from the Property other than Buyer’s Environmental Responsibility.

(g)       Wells and Septic. Seller knows of no wells on the Real Property except as disclosed on the Well Disclosure Certificate which has been given to Buyer. At the time of Closing, Seller will deliver any required well certificate pursuant to applicable laws. There is no “individual sewage treatment system” within the meaning of Minn. Stat. Section 115.55 on or serving the Real Property. Sewage generated at the Real Property goes to a facility permitted by the Minnesota Pollution Control Agency.

(h)       Rights of Others to Purchase Property. Seller has not executed any other contracts for the sale of the Property, and there are no existing rights of first refusal or options to purchase the Property or any other rights of others that might prevent the consummation of this Agreement.

(i)        Seller’s Defaults. Seller, to its best knowledge, is not in default concerning any of its legal obligations or liabilities regarding the Property.

(j)        FIRPTA. Seller is not a “foreign person,” “foreign partnership,” “foreign trust” or “foreign estate,” as those terms are defined in Section 1445 of the Internal Revenue Code. Neither Seller, nor any individual(s) or entities holding any interest in Seller, is on the list of Specifically Designated Nationals under Executive Order 13224.

(k)       Proceedings. Seller has not received any notice of, nor is Seller aware of, any action, litigation, investigation, condemnation, violation, or proceeding of any kind by or from any person or entity or by or from any federal, state, or local government entity against Seller or related to any portion of the Property.

(l)        Violations. Seller has not received any notice of, nor is Seller aware of, any uncured violation of any federal, state or local law, ordinance or regulation relating to any portion of the Property.

(m)      Agents and Employees. There are no claims for brokerage commissions or other payments with respect to the Property, including any such claims with respect to any of the Leases, that will survive and remain unpaid after the Closing Date.

Seller will indemnify Buyer, its successors, and assigns, against, and will hold Buyer, its successors, and assigns, harmless from, any expenses or damages, including reasonable attorneys’ fees, that Buyer incurs because of the alleged breach of any of the above representations and warranties of Seller, whether such breach is discovered before or after Closing.

For the purpose of this Agreement, the phrase “to the best of Seller’s knowledge” and any phrase or words of similar import shall be deemed to mean the actual knowledge of the officers of Seller without having made inquiry or investigation beyond such officers’ actual knowledge on the date that Seller executes this Agreement. Such officers are named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liabilities on or creating any duties running from such individual to Buyer, and in no event shall such officers be personally liable for any representation made herein.

Notwithstanding anything contained in this Agreement to the contrary, all of the representations, warranties and certifications (the “Representations”) which are made by Seller and set forth in this Agreement or in any of the documents or instruments required to be delivered by Seller under this Agreement, including, without limitation, any documents to be delivered at Closing, shall be subject to the following conditions and limitations: (i) each of the Representations shall survive Closing for a period of twelve (12) months following the date of Closing, and any claim arising out of or related to the Representations that is not asserted in an action filed and served on or before the date that is twelve (12) months following the date of Closing shall be barred (Buyer hereby waives any and all claims arising out of or relating to the Representations that are not timely asserted as provided above); (ii) in the event that prior to the time of Closing, during the course of Buyer’s inspections, studies, tests and investigations or through other sources, Buyer gains current actual knowledge of a fact or circumstance which, by its nature, indicates that a Representation was or has become untrue or inaccurate, then Buyer shall not have the right to bring any lawsuit or other legal action against Seller, nor pursue any other remedies against Seller, as a result of the breach of the Representation caused thereby, but Buyer’s sole right shall be to terminate this Agreement in which event the Earnest Money shall be returned to Buyer; and (iii) there shall be no liability on the part of Seller for breaches of Representations of which Buyer had current actual knowledge at Closing.

8.         Representations, Warranties and Indemnity by Buyer. Buyer represents and warrants to Seller that Buyer is duly organized and in good standing under the laws of the State of Minnesota; that Buyer is duly qualified to transact business in the State of Minnesota; that Buyer has the power and authority to execute this Agreement and any Buyer’s Closing Documents signed by it; that all such documents have been duly authorized by all necessary action on the part of Buyer and at Closing shall have been duly executed and delivered; that the execution, delivery, and performance by Buyer of such documents do not conflict with or violate Buyer’s organizational documents or any judgment, order or decree of any court or arbiter or any agreement by which Buyer is bound; and that all such documents are valid and binding obligations of Buyer and are enforceable in accordance with their terms. Neither Buyer, nor any assignee of Buyer, nor any individual(s) or entities holding any interest in Buyer or any assignee of Buyer, is on the list of Specifically Designated Nationals under Executive Order 13224. Buyer will indemnify Seller and its successors and assigns against, and will hold Seller and its successors and assigns harmless from, any expenses or damages, including reasonable attorneys’ fees, that Seller incurs because of the alleged breach of any of the above representations and warranties of Buyer, whether such breach is discovered before or after Closing. Consummation of this Agreement by Seller with knowledge of any such breach by Buyer will not constitute a waiver or release by Seller of any claims due to such breach.

9.	Title Matters. Title examination shall be conducted as follows:

(a)       Seller’s Title Evidence. Seller shall, at least twenty (20) days prior to the Contingency Date, furnish all of the following to Buyer, unless otherwise provided below, (collectively, the “Title Evidence”):

(i)

Title Insurance Commitment. A commitment for an ALTA Form B 2006 Owner’s Policy of Title Insurance (“Title Commitment”) committing to insure marketable title to the Real Property in Buyer, subject only to the Permitted Encumbrances (as defined in Section 9(b)) hereof, deleting so-called “standard exceptions” related to survey matters, parties in possession, and liens for labor, materials and services, and including affirmative insurance regarding zoning, legal subdivision, separate real estate taxation, contiguity, appurtenant easements, and such other matters as to which Buyer may give notice to Seller, in the amount of the Purchase Price and issued by Title Company with a current effective date. The Title Commitment shall include complete and accurate copies of all matters described in Schedule B thereof;

(ii)

Survey. Buyer may, at its cost and expense, cause the Real Property to be surveyed by a Registered Land Surveyor that is properly licensed to practice in the state where the Real Property is located. Buyer shall cause the survey (the “Survey”) to be certified to Title Company, Seller, Buyer and Buyer’s lender, if any, and delivered to Buyer, Buyer’s counsel and Title Company at least ten (10) days prior to the Contingency Date (as defined in Section 4(d); and

(iii)

UCC Searches. A report of UCC search results made of the Uniform Commercial Code records of the Secretary of State of Minnesota, made by said Secretary of State or by a search firm acceptable to Buyer, showing no UCC filings regarding any of the Property.

(b)        Buyer’s Objections. Within ten (10) days after receiving the last item of the Title Evidence and any revisions, endorsements and/or supplements thereto, as the case may be, Buyer shall notify Seller of any objections (“Objections”) to the form and/or contents of the Title Evidence. Buyer’s failure to make Objections within such time period will constitute a waiver of Buyer’s right to make Objections. Buyer shall be deemed to have automatically made Objections to any mortgage, judgment, tax lien, mechanic’s lien and any other monetary lien against the Property (collectively “Monetary Liens”). Any matter disclosed by the Title Evidence and not objected to by Buyer shall be a “Permitted Encumbrance” hereunder. Seller will have thirty (30) days after receipt of the Objections (the “Cure Period”) to cure the Objections, during which the Closing will be postponed as necessary; provided, however, that Seller shall pay Monetary Liens out of proceeds from Closing on the Closing Date if they are not satisfied prior thereto. If the Cure Period expires prior to the Closing Date, Buyer shall have the right to extend the Cure Period to the Closing Date. Seller shall use commercially reasonable efforts to correct any Objections (other than Monetary Liens, which shall be paid pursuant to the foregoing) but shall not be required to expend more than $2,500.00 in doing so. If the Objections are not cured within the Cure Period, Buyer may elect any of the following options by providing written notice thereof to Seller and to Title Company:

(i)

Terminate this Agreement within ten (10) days after the expiration of the Cure Period. Upon receipt of such notice from Buyer, Title Company shall promptly return the Earnest Money to Buyer in accordance with the provisions of the Escrow Agreement. Upon such return, neither Seller nor Buyer shall have any further rights or obligations under this Agreement, except for the Surviving Covenants; or

(ii)	Waive the Objections and close the transaction contemplated by this Agreement as if such Objections had not been made.

10.       Operation Prior to Closing. During the period from the date of Seller’s acceptance of this Agreement through the Closing Date (the “Executory Period”), Seller shall operate and maintain the Property in the ordinary course of business in accordance with prudent and reasonable business standards, including, but not limited to, maintaining liability insurance and insurance against loss by fire, windstorm and other hazards, casualties and contingencies, including vandalism and malicious mischief, except as otherwise provided in the Lease. The risk of loss or damage caused by any perils through the Executory Period shall be governed by the Lease. During the Executory Period, Seller shall execute no contracts, leases, lease amendments, or other agreements regarding the Property or any part thereof, nor shall Seller cause or permit title to the Property to be encumbered or impaired, without the prior written consent of Buyer, which consent may be withheld by Buyer in its sole discretion.

11.       Damage. If, prior to the Closing Date, all or any part of the Property is substantially damaged by fire, other casualty, the elements or any other cause, Seller shall immediately give notice to Buyer of such fact, and, at Buyer’s option (to be exercised by notice to Seller and Title Company within thirty (30) days after Seller’s notice), this Agreement shall terminate, in which event Title Company shall return the Earnest Money to Buyer in accordance with the provisions of the Escrow Agreement. Upon such return, neither Seller nor Buyer shall have any further rights or obligations under this Agreement, except for the Surviving Covenants. If Buyer does not elect to terminate this Agreement despite such damage, or if the Property is damaged but not substantially, the repair of such damage or destruction shall be governed by the Lease. For purposes of this Section, the words “substantially damaged” mean damage that would cost (as so determined) Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) or more to repair.

12.       Condemnation. If, prior to the Closing Date, any governmental entity commences any eminent domain proceedings (“Proceedings”) against all or any part of the Property, Seller shall immediately give notice to Buyer of such fact, and, at Buyer’s option (to be exercised by notice to Seller and Title Company within thirty (30) days after Seller’s notice), this Agreement shall terminate, in which event Title Company shall return the Earnest Money to Buyer in accordance with the provisions of the Escrow Agreement. Upon such return, neither Seller nor Buyer shall have any further rights or obligations under this Agreement, except for the Surviving Covenants. If Buyer does not give such notice, then there shall be no reduction in the Purchase Price, and Seller shall assign to Buyer at the Closing Date all of Seller’s right, title, and interest in and to any award made or to be made in the Proceedings. Prior to the Closing Date, Seller shall not designate counsel, appear in, or otherwise act with respect to the Proceedings without Buyer’s prior written consent.

13.       Broker’s Commission. If the transaction contemplated by this Agreement is closed within the time and in the manner contemplated hereby, Buyer shall pay a brokerage commission to Michael H. Koehler, Premise Commercial Real Estate, LLC, as the sole real estate brokerage commission related to this transaction. Seller and Buyer represent and warrant to each other that they have employed, used the services of or otherwise dealt with no other brokers, finders or the like in connection with this transaction. Each party shall indemnify and hold the other party harmless against all claims, damages, costs, or expenses of or for any other such fees or commissions resulting from their actions or agreements regarding the execution or performance of this Agreement, and shall pay all costs of defending any legal action brought against the other party to recover any other such fees or commissions, including reasonable attorneys’ fees.

14.       Assignment. Except pursuant to an Exchange as provided in Section 15 below, Buyer shall not assign this Agreement without the prior written consent of Seller, which consent Seller shall not unreasonably withhold, condition or delay; provided, however, that Buyer shall have no obligation to obtain Seller’s consent to assign this Agreement to an entity controlling, controlled by, or under common control with, Buyer. Buyer shall promptly notify Seller of any such assignment. No assignment or transfer will relieve Buyer of its obligations under this Agreement.

15.       1031 Exchange. Seller and Buyer agree to cooperate with reasonable requests made by the other to effect the requesting party’s like-kind exchange (whether simultaneous, deferred or reverse) of real property pursuant to Section 1031 of the United States Internal Revenue Code and similar provisions of applicable state law (“Exchange”); provided that (i) the cooperating party shall not be required to incur any costs, expenses or liability in connection with the Exchange, (ii) neither party shall be allowed to delay the Closing hereunder, (iii) neither party shall be obligated to execute any note, contract, deed or other document not otherwise expressly provided for in this Agreement providing for any personal liability, nor shall either party be obligated to take title to any property other than the Property as otherwise contemplated in this Agreement or incur additional expense for the benefit of the other party, and (iv) the exchanging party shall not be released from any obligations or liabilities under this Agreement. Each party shall indemnify and hold the other harmless against any liability which arises or is claimed to have arisen on account of any Exchange that is initiated on behalf of the indemnifying party.

16.       Mutual Indemnification. Seller and Buyer shall indemnify each other against, and hold each other harmless from, all liabilities (including reasonable attorneys’ fees in defending against claims) arising out of the ownership, operation, or maintenance of the Property for their respective periods of ownership, subject to Buyer’s Environmental Responsibility (as defined in Section 7(f) of this Agreement). Such rights to indemnification will not arise to the extent that (a) the party seeking indemnification actually receives insurance proceeds or other cash payments directly attributable to the liability in question (excluding, however, the cost of collection, including reasonable attorneys’ fees), or (b) the claim for indemnification arises out of the act or neglect of the party seeking indemnification. If and to the extent that the indemnified party has insurance coverage, or the right to make any claim against any third party for any amount to be indemnified against as provided in this Section, the indemnified party shall, upon full performance by the indemnifying party of its indemnification obligations, assign such rights to the indemnifying party, or, if such rights are not assignable, the indemnified party shall diligently pursue such rights by appropriate legal action or proceeding and assign the recovery and/or right of recovery to the indemnifying party to the extent of the indemnification payment made by such party.

17.       AS-IS. Buyer acknowledges and agrees that, except for the covenants, representations and warranties of Seller expressly contained in this Agreement, the Property shall be sold and conveyed (and accepted by Buyer at Closing) AS IS, WHERE IS, WITH ALL DEFECTS AND WITHOUT ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW. Except as expressly otherwise provided in this Agreement, Seller makes no representation, warranty or covenant, express, implied or statutory, of any kind whatsoever with respect to the Property, including, without limitation, representation, warranty or covenant as to title, survey conditions, use of the Property for Buyer’s intended use, the condition of the Property, past or present use, development, investment potential, tax ramifications or consequences, compliance with law, present or future zoning, the presence or absence of hazardous substances, the availability of utilities, access to public road, habitability, merchantability, fitness or suitability for any purpose, or any other matter with respect to the Property (collectively, the “Condition of the Property”), all of which are, except as otherwise expressly provided in this Agreement, hereby expressly disclaimed by Seller. Except as otherwise expressly provided in this Agreement, Buyer acknowledges that Seller has made no representation, warranty or covenant as to the Condition of the Property or compliance of the Property with any federal, state, municipal or local statutes, laws, rules, regulations or ordinances, including, without limitation, those pertaining to construction, building and health codes, land use, zoning, hazardous substances or toxic wastes or substances, pollutants, contaminants, or other environmental matters. The provisions of this Section shall survive the Closing or the termination of this Agreement.

18.       Survival. Except as otherwise provided in Section 17 above, all of the covenants, representations and warranties of this Agreement will survive and be enforceable after the Closing for a period of twelve (12) months.

19.       Notices. Any notice required or permitted to be given hereunder will be properly given in accordance with this Agreement, if in writing and (i) delivered by hand, (ii) sent by recognized overnight courier

(such as Federal Express), (iii) sent via facsimile with confirmation receipt, or (iv) mailed by certified or registered mail, return receipt requested, in a postage prepaid envelope, and addressed as follows:

If to Seller:	7725 Washington Avenue Corp.
7808 Creekridge Circle, Suite 200
Minneapolis, Minnesota 55439
Attention:
Fax #

With a copy to:	Larkin Hoffman Daly & Lindgren Ltd.
1500 Wells Fargo Plaza
7900 Xerxes Avenue South
Bloomington, Minnesota 55431
Attention: Robert L. Hoffman
Fax # 952-896-3333

If to Buyer:	Rimage Corporation
7725 Washington Avenue
Edina, Minnesota 55439
Attention: Rob Wolf
Fax #

With a copy to:	Lindquist & Vennum P.L.L.P.
4200 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402
Attention: Debra K. Page
Fax # 612-371-3207

Notice shall be effective, and the time for response to any notice by the other party shall commence to run, one (1) business day after any such deposit if by overnight carrier, or three (3) days if by U.S. mail, or the day of receipt if delivered by hand or facsimile (provided actual receipt is shown by acknowledgment via email or other writing from the recipient, or by an affidavit of delivery). Either Seller or Buyer may change its address for the service of notice by giving notice of such change to the other party, in any manner above specified, ten (10) days prior to the effective date of such change.

20.       Remedies. Time is of the essence of this Agreement. If Buyer defaults in performance of its obligations under this Agreement, Seller shall have the right to terminate this Agreement in the manner provided by Minn. Stat. Sec. 559.21 and to obtain the Earnest Money as liquidated damages. Except for a default in the obligations of Buyer under Section 3(a) or Section 8, for which Seller will be entitled to seek specific performance or monetary damages, such termination of this Agreement and receipt of the Earnest Money will be the only remedies available to Seller for such default by Buyer, and Buyer will not be liable for damages or specific performance. If Seller defaults in the performance of its obligations hereunder, Buyer may, as its only remedies, (i) terminate this Agreement and obtain a full refund of all Earnest Money; or (ii) seek specific performance of this Agreement. Any action for specific performance must be commenced, if at all, within six (6) months following Seller’s default. In no event shall Seller be liable to Buyer for monetary damages.

21.       Further Assurances. At any time and from time to time before and after the Closing, Buyer and Seller shall, at the request of the other party hereto, and without further consideration, promptly execute, acknowledge and deliver such further instruments and take such further action as the requesting party may reasonably request in order to consummate and confirm the transaction contemplated by this Agreement and to accomplish the purposes of this Agreement, including, but not limited to, a recordable memorandum of this Agreement; provided however, no such instruments or actions shall impose any burden or obligation that is in excess of any burden or obligation specifically imposed pursuant to the terms of this Agreement other than the terms of this Section.

22.       Review by Counsel. Buyer and Seller acknowledge that they have each been represented by counsel and that their respective counsel have reviewed and approved this Agreement, and the parties hereby agree that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

23.       Effect of Submission. The submission by Buyer to Seller or Seller to Buyer of this Agreement in an unsigned form shall be deemed to be a submission solely for consideration and not for acceptance and execution. Such submission shall have no binding force or effect, and shall not confer any rights or impose any obligations, irrespective of any reliance thereon, change of position or partial performance. The submission by Seller or Buyer of this Agreement for execution shall similarly have no binding force or effect unless and until both parties shall have executed this Agreement and a counterpart hereof shall have been delivered to the other party hereto.

24.       Exclusivity. Unless this Agreement is canceled or terminated, Seller shall not solicit a possible sale of all or any part of the Property to any other party or provide any information regarding the Property to any third party in connection with the possible sale of all or any part of the Property.

25.       General. The section and paragraph headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement, and are not to be considered in interpreting this Agreement. This written Agreement constitutes the complete agreement between Seller and Buyer and supersedes any prior oral or written agreements between them regarding the Property. There are no verbal agreements that change this Agreement, and no amendment of any of its terms will be effective unless in writing and executed by both Seller and Buyer. This Agreement binds and benefits Seller and Buyer and their respective successors and assigns and has been made under, and will be interpreted and controlled by, the laws of the State of Minnesota. All Exhibits referred to in and attached to this Agreement are incorporated in and made a part of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same Agreement. At the request of either Buyer or Seller, the parties shall execute and deliver a recordable memorandum of this Agreement. This Agreement is for the benefit of Buyer and Seller only and is not for the benefit of any third-party. No third-party shall have the right to enforce any provisions of this Agreement. In the event the date on which Buyer or Seller is required to take any action under the terms of this Agreement is not a business day, the action shall be deemed to be required to be taken on the next succeeding business day.

          26. Extension of Lease. To the extent the term of the Lease (“Term”) expires prior to the Closing Date, the parties hereby agree that the Term is hereby extended to and including the Closing Date, to be terminated as of the Closing Date by the Lease Termination.

Seller and Buyer have executed this Agreement as of the latest of the dates set forth on the signature pages hereof.

SELLER: 7725 WASHINGTON AVENUE CORP.

Date:	August 8, 2008	By:	/s/ Ron R. Fletcher

			Its:	President

By:

Tax ID Number:	41-1695724		Its:

BUYER: RIMAGE CORPORATION

Date:	July 31, 2008	By:	/s/ Robert M. Wolf

			Its:	CFO

By:

Tax ID Number:	41-1577970		Its:

SCHEDULE OF ATTACHMENTS AND EXHIBITS

Acknowledgment of Receipt of Earnest Money and Escrow Agreement

Exhibit A	Legal Description of Land
Exhibit B	Assignment and Assumption of Intangible Property
Exhibit C	List of Environmental Reports

ACKNOWLEDGMENT OF RECEIPT OF EARNEST MONEY AND

ESCROW AGREEMENT

1.         The undersigned, designated as the “Title Company” by the parties to that certain Purchase and Sale Agreement to which this Escrow Agreement is attached (“Purchase Agreement”), acknowledges receipt from the “Buyer” under the Purchase Agreement of $50,000 as “Earnest Money” under the Purchase Agreement. The “Effective Date” under the Purchase Agreement is July 31, 2008. Except as otherwise defined in this Escrow Agreement, all capitalized terms herein shall have the meaning given to them in the Purchase Agreement.

2.         Title Company hereby agrees to act as escrow agent and to hold the Earnest Money pursuant to the provisions of the Purchase Agreement, subject to the conditions set forth below.

3.         Upon receipt of an appropriate Internal Revenue Service Form W-9, all of said Earnest Money shall be held in an FDIC insured interest bearing account with interest accruing to the benefit of Buyer, unless Seller receives the earnest money as a result of the cancellation of the PA, in which event the interest shall also be disbursed to Seller.

4.         Upon notification by both parties in writing that the transaction has closed or if Title Company is facilitating the Closing of the Purchase Agreement, Title Company will pay said Earnest Money and interest accrued thereon (the “Deposit”) to Seller at the Closing.

5.         The Purchase Agreement contemplates circumstances in which Buyer shall have the unilateral right to terminate the Purchase Agreement, including, but not limited to, on or before the end of the Contingency Date, by delivery of written notice to Seller and Title Company (the “Termination Notice”). Upon Title Company’s receipt of the Termination Notice (provided Title Company receives such Termination Notice on or before the end of the Contingency Date) Title Company shall immediately and simultaneously: (x) deliver a copy of the Termination Notice to Seller, in the manner provided in the Notice Section of the Purchase Agreement, and (y) disburse the full Deposit to Buyer.

6.         If Buyer defaults under its Purchase Agreement obligations and Seller desires to obtain the Earnest Money from Title Company pursuant to the terms of the Purchase Agreement, Seller shall first be required to present to Title Company Seller’s affidavit of such default (the “Default Affidavit”), executed under penalty of perjury by an authorized representative of Seller, certifying to Buyer and Title Company that: (a) Buyer is in default under the Purchase Agreement, and (b) the Purchase Agreement has been cancelled pursuant to Minn. Stat. Section 559.21, and therefore, Seller is entitled to the Deposit. Upon receipt of the Default Affidavit from Seller, Title Company shall (i) deliver a copy of the Default Affidavit to Buyer in the manner as provided in the notice section of the Purchase Agreement and (ii) if within five (5) business days after the date on which the Default Affidavit is deemed given to Buyer (pursuant to the notice section of the Purchase Agreement), Title Company has not received from Buyer a notice (“Objection Notice”) objecting to Title Company’s compliance with the Default Affidavit, Title Company shall deliver the Deposit to Seller.

7.         If after the Contingency Date has expired Seller defaults on any of its obligations under the Purchase Agreement and Buyer desires the return of the Earnest Money from Title Company pursuant to the terms of the Purchase Agreement, Buyer shall first be required to present to Title Company its own Default Affidavit, executed under penalty of perjury by an authorized representative of Buyer, certifying to Seller and Title Company that Seller is in default under the Purchase Agreement and did not cure such default within any applicable time period set forth in the Purchase Agreement, and therefore, Buyer is entitled to the return of the Deposit. Upon receipt of such Default Affidavit from Buyer, Title Company shall (i) deliver a copy of such Default Affidavit to Seller in the manner required pursuant to the notice section of the Purchase Agreement, and (ii) if within five (5) business days after the date on which the Default Affidavit is deemed given to Seller (pursuant to the notice section of the Purchase Agreement), Title Company has not received from Seller an Objection Notice, objecting to Title Company’s compliance with such Default Affidavit, Title Company shall deliver the Deposit to Buyer.

8.         If Title Company receives an Objection Notice from either Seller or Buyer within the time period set forth above, then Title Company shall refuse to comply with the Default Affidavit then in question (“Objectionable Default Affidavit”) until Title Company receives either (a) joint written instructions executed by both Buyer and Seller, or (b) a final non-appealable order with respect to the disposition of the Deposit from a federal or state court of competent jurisdiction (“Court Order”), in either of which events Title Company shall then disburse the Deposit in accordance with such written instructions or such Court Order, as applicable. Notwithstanding the immediately preceding sentence, if the party that delivers the Objection Notice does not both (i) commence litigation with respect to the Deposit by filing a complaint or action for a declaratory judgment in an appropriate court of competent jurisdiction (“Litigation”), and (ii) provide notice and a file-stamped copy of such complaint or, action for declaratory judgment to Title Company and the other party to this Escrow Agreement within thirty (30) days after delivery of the then-applicable Objection Notice, then Title Company shall disburse the Deposit in accordance with the Objectionable Default Affidavit.

9.         The sole duties of Title Company shall be those described herein. Title Company shall be under no obligation to determine whether the parties to the Purchase Agreement are complying with any requirements of law or the terms and conditions of any other agreements among said parties. Title Company may conclusively rely upon and shall be protected in acting upon any notice, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties, consistent with reasonable due diligence on Title Company’s part. Title Company may consult the advice of counsel with respect to any issue concerning the interpretation of its duties hereunder. Buyer and Seller hereby acknowledge such fact and indemnify and hold harmless Title Company from any action taken by it in good faith in reliance thereon. Title Company shall have no duty of liability to verify any such notice, consent, order or other document, and its sole responsibility shall be to act as expressly set forth in this Agreement. Title Company shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement. If any dispute arises with respect to the disbursement of any monies, Title Company may continue to hold the same or commence an action in interpleader and in connection therewith remit the same to a court of competent jurisdiction pending resolution of such dispute, and the parties hereto hereby indemnify and hold harmless Title Company for any action taken by it in good faith in the execution of its duties hereunder.

2

10.       In the event of litigation between the parties with respect to this Escrow Agreement, the performance of their respective obligations, or the effect of a termination under the Purchase Agreement or this Escrow Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, court costs and reasonable fees of counsel selected by the prevailing party. Notwithstanding any provision of the Purchase agreement or this Escrow Agreement to the contrary, the obligations of the parties under this Section shall survive a termination of either or both of the Purchase Agreement and this Escrow Agreement.

First American Title Insurance Company hereby acknowledges receipt of the foregoing escrow deposit and agrees to hold the same as above specified.

Dated this 31st day of July, 2008

TITLE COMPANY: FIRST AMERICAN TITLE INSURANCE COMPANY

Address:
By:
Its:

3

EXHIBIT A

to

PURCHASE AND SALE AGREEMENT

Legal description of Land:

The North 109.21 feet of Tract F, Registered Land Survey No. 1283 and that Part of Tract E, Registered Land Survey No. 1283 lying South of the North 16.08 feet thereof, said 109.21 feet and 16.08 feet being measured along the West line of Registered Land Survey No. 1283, files of Registrar of Titles, County of Hennepin, State of Minnesota.

EXHIBIT B

to

PURCHASE AND SALE AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION OF

INTANGIBLE PERSONAL PROPERTY RIGHTS

ASSIGNMENT AND ASSUMPTION OF

INTANGIBLE AND OTHER PERSONAL PROPERTY RIGHTS

THIS ASSIGNMENT AND ASSUMPTION OF INTANGIBLE AND OTHER PERSONAL PROPERTY RIGHTS (this “Assignment”) is made as of the 31st day of July, 2008, by and between 7725 WASHINGTON AVENUE CORP., a Minnesota corporation (“Assignor”), and RIMAGE CORPORATION, a Minnesota corporation (“Assignee”).

RECITALS

A.        On even date herewith Assignor has conveyed to Assignee the real property located at 7725 Washington Avenue, Edina , Minnesota, legally described on Exhibit A attached hereto and made a part hereof (the “Real Property”).

B.         Assignor desires to assign to Assignee all of Assignor’s right, title and interest in any and all contracts, permits, records, plans, warranties, and intangible personal property owned by Assignor and used in connection with the Real Property, and Assignee desires to accept such assignment and assume such obligations of Assignor first arising under such assignment from and after the date hereof.

NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.         Assignment. Assignor hereby conveys, assigns, transfers, and sets over unto Assignee, all Assignor’s right, title and interest, to the extent assignable, in and to any and all intangible property owned by Assignor and used in connection with the Real Property and the buildings and improvements located thereon (the “Property”), including without limitation: (i) all plans and specifications in the possession of Assignor which were prepared in connection with any of the Property, including the “Plans” as defined in the “Purchase Agreement” (as defined below) (ii) existing or prospective agreements, plans, and/or licenses with and/or from (A) governmental bodies, entities and agencies, (B) contractors and subcontractors, and (C) utility companies, with respect to the Property; (iii) all environmental reports, soil studies, engineering reports and agreements with the firms preparing such reports and/or studies, and all other contracts, subcontracts and agreements relating to the Property, (iv) to the extent that the same are in effect as of the date hereof, any approvals, licenses, permits and other written authorizations necessary for the construction, development, use, operation or ownership of the Property, (v) all hereditaments, privileges, tenements and appurtenances belonging to the Property, (vi) all right, title and interest of Assignor in and to all open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights-of-way in, on, across in front of, contiguous to, abutting or adjoining the Property, (vii) all “Contracts,” “Permits,” “Warranties,” and “Records” as those terms are defined in the Purchase Agreement, and (viii) other intangibles pertaining to the Property including any third party warranties and/or guaranties (e.g. roof warranties) (collectively, the “Intangibles”), but excluding cash on hand and in bank and escrow accounts.

2.         Assumption. Assignee does hereby accept the foregoing Assignment subject to the terms and conditions herein contained, and does hereby assume as of the date hereof and become responsible for and agree to perform, discharge, fulfill and observe all obligations, covenants, conditions and provisions first accruing from and after the date hereof with respect to the above-described Intangibles.

3.         Miscellaneous. This Assignment shall inure to the benefit of and be binding upon Assignor and Assignee and their respective successors and assigns. This Assignment may be executed in one or more counterparts, each of which shall be deemed to be an original and together which shall constitute one and the same agreement.

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the 31st day of July, 2008, which instrument is effective this date.

ASSIGNOR: 7725 WASHINGTON AVENUE CORP.

By:	/s/ Ron R. Fletcher
	Its:	President

ASSIGNEE: RIMAGE CORPORATION

By:	/s/ Robert M. Wolf
	Its:	CFO

EXHIBIT C

to

PURCHASE AND SALE AGREEMENT

LIST OF ENVIRONMENTAL REPORTS

1.         Phase I Environmental Assessment prepared by STS Consultants, LTD in 1991.

2.         Phase II Environmental Reconnaissance for Property Transfer dated February 1, 1991 and prepared by STS Consultants, Ltd., Project No. 94875-YF.

3.         Phase I Environmental Assessment dated August 12, 1992 and prepared by Nova Environmental Services, Inc., Project No. M92-752.

4.         Phase I Environmental Assessment dated August 10, 1998 and prepared by Nova Environmental Services, Inc., Project No. M98-0959.